                                                                   EXHIBIT 10.45

                             AMENDMENT OF SUBLEASE
                             ---------------------


     THIS AMENDMENT OF SUBLEASE ("Amendment") is made and entered into as of March 26, 1998, by and between RAYCHEM CORPORATION, a Delaware corporation ("Sublessor"), and MEMRY CORPORATION, a Delaware corporation ("Sublessee").

                                R E C I T A L S:
                                - - - - - - - -

     A. Sublessor and Sublessee have heretofore entered into that certain Sublease dated of June 28, 1996 ("Sublease"), pursuant to which Sublessor leased to Sublessee certain premises more particularly described therein ("Subleased Premises"). Sublessor leases the Subleased Premises from 4065 Associates, a California partnership ("Master Lessor") pursuant to the Lease (as defined in the Sublease).

     B. Sublessor and Sublessee now desire to amend the Sublease on the terms and provisions contained in this Amendment. Except as otherwise defined herein, capitalized terms used in this Amendment shall have the meanings given to such terms in the Sublease.

     NOW, THEREFORE, Sublessor and Sublessee hereby agree to amend the Sublease as follows:

     1.  Option to Extend.  Sublessor hereby grants to Sublessee the option to
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extend the Sublease Term for one additional three (3) year period ("Renewal
Term"), which shall commence on October 1, 1998 and end on September 30, 2001, on all of the terms and provisions contained in the Sublease, except that the monthly rental payable under the Sublease shall be in the amount provided for in
Section 2 below, and except that Sublessee shall have no further option or right to extend the Sublease Term. By its execution of this Amendment, Sublessee hereby exercises such option to extend. Sublessor shall exercise its option to extend the term of the Lease under Section 2.5 thereof, and shall use diligent, good faith efforts to cause the term of the Lease to be extended in accordance with such exercise by Sublessor. Notwithstanding the foregoing, if despite Sublessor's exercise of its option to extend the term of the Lease, and if despite Sublessor's use of diligent, good faith efforts to cause the term of the Lease to be extended, the term of the Lease shall not be extended, or Master Lessor shall claim that the term of the Lease has not been extended, then this Sublease shall expire at the end of the Sublease Term. As used in the Sublease, the term "Sublease Term" shall mean the Sublease Term as the same may be extended pursuant to the provisions of this Section 1, as applicable.
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     2.  Renewal Term Rent.  If Sublessee shall validly extend the Sublease
         -----------------
Term, the monthly rental payable by Sublessee to Sublessor under the Sublease for the Renewal Term shall be equal to the monthly rental payable by Sublessor to Master Lessor under the Lease for the extended term of the Lease ("Master Lease Rental"). The Master Lease Rental shall be determined by Sublessee (if Master Lessor permits and, in any event, with the participation of Sublessor) and Master Lessor in accordance with the provisions of Section 2.5(B) of the Lease. Sublessee and Sublessor shall keep each other apprised of all significant developments in the rent negotiations with Master Lessor, and if the monthly rental is determined by arbitration pursuant to Section 2.5(B) of the Lease, Sublessee shall have the right to designate the qualified real estate appraiser to be selected by Sublessor, subject to Sublessor's prior written consent, which shall not be unreasonably withheld or delayed. During the Renewal Term, Sublessee shall also remain obligated to pay to Sublessor or to the appropriate party therefor all other amounts payable by Sublessor to Master Lessor under the Lease, including, without limitation, all amounts payable under Sections 5.1, 10.5 and 11.4 and Article 15 of the Lease.

     3.  Indemnity.  Sublessee acknowledges and agrees that Sublessor would not
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exercise Sublessor's option to extend the term of the Lease unless Sublessor were obligated to do so under Section 1 above, and that Sublessor's exercise of such option to extend will expose Sublessor to substantial liabilities, costs and expenses, including, without limitation, rental, real property taxes, insurance premiums, operating expenses and repair and maintenance obligations under the Lease during the extended term of the Lease. Accordingly, in consideration for Sublessor's entering into this Amendment, Sublessee agrees to indemnify, defend (with legal counsel acceptable to Sublessor) and hold harmless Sublessor, its officers, directors, shareholders, employees, agents, contractors, successors and assigns from and against any and all losses, costs, claims, damages, liabilities and causes of action (including, without limitation, attorneys' fees and costs and expert witness and consultants' fees and costs) incurred by Sublessor and arising out of or in any way connected with the extension of the term of the Lease beyond its September 30, 1998 expiration date. Sublessee's indemnification obligations under this Section 3 shall expressly extend to all obligations of Sublessor under the Lease attributable to the extended term of the Lease, and to all claims and liabilities asserted against Sublessor with respect to the Demised Premises (including, without limitation, claims or liabilities relating to Hazardous Materials) attributable to the extended term of the Lease, other than those claims and liabilities due to the gross negligence or willful misconduct of Sublessor or Master Lessor.

        4. Limitation on Amendment. Except as modified by this Amendment, all of the terms and provisions of the Sublease shall remain in full force and effect and are hereby ratified and confirmed.

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

        5.   Condition.  This Amendment and Sublessor's obligations hereunder
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are expressly conditioned upon the parties' obtaining Master Lessor's written consent to this Amendment in a form acceptable to Master Lessor, Sublessor and Sublessee. If Master Lessor shall fail to provide such written consent to Sublessor on or before March 30, 1998, Sublessor shall have the right to terminate this Amendment at any time thereafter by written notice to Sublessee, provided that Master Lessor has not yet given such written consent to Sublessor. If Sublessor shall so terminate this Sublease, Sublessee's exercise of its option to extend the Sublease Term pursuant to Section 1 above shall be of no force or effect, and this Sublease shall expire at the end of the Sublease Term.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SUBLESSOR:                RAYCHEM CORPORATION,
                          a Delaware corporation



                          By /s/ Spencer Leslie
                            -------------------------------
                          Title Director, Site Services
                                ---------------------------


SUBLESSEE:                MEMRY CORPORATION,
                          a Delaware corporation



                          By /s/ James G. Binch
                            ------------------------------
                          Title President and CEO
                                --------------------------

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